Exhibit 5.1

February 13, 2017
Castlight Health, Inc.
150 Spear Street, Suite 400
San Francisco, California 94105
Gentlemen and Ladies:
At your request, we have examined the Registration Statement on Form S-4 (File Number 333-215861) filed by Castlight Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on February 2, 2017, as amended (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 31,000,000 shares of the Company’s Class B Common Stock (the “Stock”).
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)
the Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on March 19, 2014 and certified by the Delaware Secretary of State on February 10, 2017 (the “Restated Certificate”);

(2)	the Company’s Amended and Restated Bylaws certified by the Company’s Secretary on February 10, 2017 (the “Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the prospectus prepared in connection with the Registration Statement (the “Prospectus”);

(5)
the Agreement and Plan of Merger and Reorganization by and among the Company, Neptune Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, Jiff, Inc., a Delaware corporation, and Fortis Advisors LLC as the Stockholders’ Agent, dated as of January 4, 2017 (the “Merger Agreement”);

(6)
minutes of meetings and actions by written consent of the Board and the Company’s stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate and the Bylaws were approved;

(7)
minutes of meetings of the Board and Special Committee of the Board at which, or pursuant to which, the filing of the Registration Statement, the Merger Agreement pursuant to which the Stock will be issued and the issuance of the Stock and related matters were approved;

(8)
the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent dated February 10, 2016, verifying the number of the Company’s issued and outstanding shares of capital stock as of February 10, 2016, and a statement prepared by the Company as to the number of issued and outstanding options, restricted stock units, warrants and rights to purchase or otherwise acquire from the Company shares of the Company’s capital stock and any additional shares of capital stock reserved for future issuance in connection with the Company’s stock option and stock purchase plans and all other plans, agreements or rights of the Company as of February 10, 2016);

(9)
a Certificate of Good Standing issued by the Delaware Secretary of State dated February 10, 2017, stating that the Company is qualified to do business and is in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”); and

(10)	an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law and reported judicial decisions relating thereto.
In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock. In addition, we have assumed that the Company will have a sufficient number of authorized and unissued shares of Class B Common Stock available for issuance under the Restated Certificate, when the Stock is issued in accordance with the terms of the Merger Agreement without the breach or violation of any other agreement, commitment or obligation of the Company.
In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.
Based upon the foregoing, we are of the opinion that the up to 31,000,000 shares of Stock to be issued by the Company, when issued in accordance with the terms of the Merger Agreement, and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.
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This opinion is intended solely for use in connection with the issuance of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law subsequent to the date of effectiveness of the Registration Statement or the facts that may thereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

By:	/s/ Fenwick & West LLP
FENWICK & WEST LLP

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